                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant / /
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                  AMRE, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

         Common Stock $0.01 par value
- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         14,636,599
- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         N/A
- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         N/A
- --------------------------------------------------------------------------------
     (5) Total fee paid:

         N/A
- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                                              [LOGO]  AMRE, Inc.

                                                      8585 N. Stemmons Freeway
                                                      South Tower, 8th Floor
                                                      Dallas, Texas 75247-3805
                                                      (214) 658-6300

                                 April 26, 1996

Dear Stockholder:

     You are cordially invited to attend the 1996 Annual Meeting of Stockholders, which will be held at the Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas, on Wednesday, May 29, 1996, at 9:00 a.m., local time.

     Stockholders will be voting on the election of seven directors and the ratification of the selection of auditors for the current fiscal year. Please refer to the attached Notice of Annual Meeting and Proxy Statement.

     Your Board of Directors respectfully recommends that you cast a favorable vote on each proposal.

     It is important that your shares be represented at the meeting whether or not you are personally able to attend. You are therefore urged to complete, date and sign the accompanying proxy and to mail it in the enclosed postage-paid envelope as promptly as possible.

     Thank you for your cooperation.

                                             Sincerely,

                                             /s/ JOHN D. SNODGRASS

                                             John D. Snodgrass
                                             Chairman of the Board

                                   AMRE, INC.
                                  SOUTH TOWER
                          8585 NORTH STEMMONS FREEWAY
                              DALLAS, TEXAS 75247

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 29, 1996

To the Stockholders of AMRE, Inc.:

     Notice is hereby given that the 1996 Annual Meeting of Stockholders of AMRE, Inc. (the "Company"), a Delaware corporation, will be held on Wednesday, May 29, 1996, at 9:00 a.m., local time, in the Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas, for the following purposes:

     1. To elect one Class I Director to hold office for a term of one year or until his successor is elected and qualified, to elect two Class II Directors to hold office for a term of two years or until their respective successors are elected and qualified and to elect four Class III Directors to hold office for a term of three years or until their respective successors are elected and qualified;

     2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors to examine and report on the Company's financial statements for the fiscal year ending December 31, 1996; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Information regarding the matters to be acted upon at the Annual Meeting of Stockholders is contained in the Proxy Statement attached to this Notice.

     Stockholders of record at the close of business on April 19, 1996, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof, notwithstanding the transfer of any stock on the books of the Company after such record date. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, South Tower, 8th Floor, 8585 North Stemmons Freeway, Dallas, Texas, for a period of ten days prior to the meeting.

     A Proxy Statement and Proxy Card together with a copy of the Company's Annual Report to Stockholders and Report on Form 10-K for the year ended December 31, 1995, accompany this Notice of Annual Meeting of Stockholders.

                                    By Order of the Board of Directors

                                    /s/ JOHN H. KARNES, JR.

                                    JOHN H. KARNES, JR.
                                    Vice President, General Counsel
                                      and Corporate Secretary

Dallas, Texas
April 26, 1996

                                   AMRE, INC.
                                  SOUTH TOWER
                          8585 NORTH STEMMONS FREEWAY
                              DALLAS, TEXAS 75247

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 1996

                             ---------------------

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished to stockholders of AMRE, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 9:00 a.m., local time, on Wednesday, May 29, 1996, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors solicits your proxy on the form enclosed.

     This Proxy Statement is being sent to stockholders on or about April 26, 1996.

                             RIGHT TO REVOKE PROXY

     Any stockholder giving the proxy enclosed with this Proxy Statement has the power to revoke such proxy at any time prior to the exercise thereof by giving written notice of such revocation to the Company at or prior to the Annual Meeting, by giving another proxy bearing a later date, or by attending the Annual Meeting and voting in person the shares of stock such stockholder is entitled to vote. Unless the persons named in the proxy are prevented by circumstances beyond their control from acting, the proxy will be voted at the Annual Meeting and any adjournments thereof in the manner specified therein.

            BY WHOM AND THE MANNER IN WHICH PROXY IS BEING SOLICITED

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company. The expense of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. Morrow & Co., Inc. ("Morrow") has been retained to solicit proxies on behalf of the Company for a fee of $3,000 plus out of pocket expenses. In addition to solicitation by Morrow, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram or otherwise for which they will receive no additional compensation.

     The Company will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company's Common Stock held of record by them, will furnish at its expense the number of copies thereof necessary to supply such material to all such beneficial holders, and will reimburse such persons for the reasonable expenses incurred in forwarding such soliciting material.

           VOTING SECURITIES OUTSTANDING AND CERTAIN STOCK OWNERSHIP

     The outstanding voting securities of the Company consist of shares of Common Stock, $.01 par value per share (the "Common Stock"), each share of which entitles the holder to one vote as to each matter properly brought before the Annual Meeting, and shares of Senior Convertible Preferred Stock, $.10 par value per share (the "Preferred Stock"), the holder of which is entitled to one vote as to each matter properly brought before the Annual Meeting for each share of Common Stock into which the Preferred Stock is convertible.

The record date for the determination of the stockholders entitled to vote at the Annual Meeting, or any adjournments thereof, has been established by the Board of Directors as the close of business on April 19, 1996. As of such record date there were outstanding 14,128,124 shares of Common Stock and 300,000 shares of Preferred Stock, all of which shares of Preferred Stock are owned by HFS Incorporated and are convertible into a aggregate of 508,475 shares of Common Stock.

     The presence, in person or by proxy, of the holders of the outstanding shares representing a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is present or represented. At any adjourned Annual Meeting at which a quorum is present in person or by proxy, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. All matters to be voted on will be decided by a favorable vote of the holders of a majority of the shares of Common Stock (including the number of shares of Common Stock into which the Preferred Stock is convertible) represented at the Annual Meeting. The Common Stock and the Preferred Stock vote together as one class. Cumulative voting is not permitted in the election of directors. Proxies marked "Abstain," as well as other abstentions, will be counted for purposes of determining the presence of a quorum and are counted in tabulating the votes cast on proposals presented to stockholders. Because matters will be decided by a favorable vote of the holders of a majority of the shares of Common Stock (including the Common Stock into which the Preferred Stock is convertible) represented at the meeting, an abstention will have the effect of a negative vote. As only seven nominees are to be elected at the Annual Meeting, one of the positions on the Board of Directors will be vacant following the Annual Meeting. Proxies will not be voted for more than seven nominees.

     The following table sets forth information as of April 15, 1996, regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock (including the addresses of such persons), by each of its directors and the nominees, and by all of its directors and officers as a group:

                                                                     SHARES OF COMMON STOCK
                                                                     BENEFICIALLY OWNED AND
                                                                         PERCENTAGE OF
                                                                          OUTSTANDING
                                                                     SHARES AS OF APRIL 15,
                                                                              1996
                                                                    ------------------------
                      NAME AND ADDRESS OF OWNER                     BENEFICIAL      PERCENT
                         OR IDENTITY OF GROUP                       OWNERSHIP       OF CLASS
    --------------------------------------------------------------  ---------       --------
    DIRECTORS
    Robert M. Swartz..............................................      2,200           (2)
    John D. Snodgrass.............................................          0
    Ronald L. Bliwas..............................................     60,900(1)        (2)
    Dennis S. Bookshester.........................................     20,000(1)        (2)
    Arthur P. Frigo...............................................     15,000(1)        (2)
    Stephen P. Holmes.............................................          0
    Jack L. McDonald..............................................     16,000(1)        (2)
    David L. Moore................................................    762,000(1)(3)    5.2%
    Robert W. Pittman.............................................          0
    Sheldon I. Stein..............................................     15,000(1)        (2)
    NOMINEE FOR DIRECTOR
    Murray Gross..................................................           (4)        (4)
    EXECUTIVE OFFICERS
    Keith L. Abrams...............................................     32,820(1)        (2)
    C. Curtis Everett.............................................     25,000(1)        (2)
    John S. Vanecko...............................................     23,862(1)        (2)
    Daniel A. Grandon.............................................     24,166(1)        (2)
    All Directors and Executive Officers as a group (20
      persons)....................................................    997,252(1)       6.8%

                                                                     SHARES OF COMMON STOCK
                                                                     BENEFICIALLY OWNED AND
                                                                         PERCENTAGE OF
                                                                          OUTSTANDING
                                                                     SHARES AS OF APRIL 15,
                                                                              1996
                                                                    ------------------------
                      NAME AND ADDRESS OF OWNER                     BENEFICIAL      PERCENT
                         OR IDENTITY OF GROUP                       OWNERSHIP       OF CLASS
    --------------------------------------------------------------  ---------       --------
    OTHER 5% STOCKHOLDERS
    Montgomery Asset Management, L.P..............................  1,396,700(5)       9.9%
      600 Montgomery Street
      San Francisco, California 94111
    Janus Capital Corporation and Thomas H. Bailey................  1,303,100(6)       9.2%
      100 Fillmore Street, Suite 300
      Denver, Colorado 80206-4923
    Pioneering Management Corp....................................  1,221,900(7)       8.6%
      60 State Street
      Boston, Massachusetts 02114
    Brinson Partners, Inc.........................................  1,036,888(8)       7.3%
      209 South LaSalle
      Chicago, Illinois 60604
    Matthew L. Feshbach and Stockbridge Partners..................    955,946(9)       6.8%
      425 Sherman Avenue, Suite 200
      Palo Alto, California 94306

- ---------------

(1)  The numbers and percentages of shares of Common Stock owned by directors and nominees, and by all directors and officers as a group, as shown in the table, assume that outstanding options to purchase shares of Common Stock, which are exercisable within 60 days of April 15, 1996, had been exercised as follows: Mr. Bliwas -- 52,500 shares; Mr. Bookshester -- 15,000 shares; Mr. Frigo -- 15,000 shares; Mr. McDonald -- 15,000 shares; Mr. Moore -- 400,000 shares; Mr. Stein -- 15,000 shares; Mr. Abrams -- 32,820 shares; Mr. Everett -- 25,000 shares; Mr. Vanecko -- 23,862 shares; Mr. Grandon -- 16,666; and all directors and executive officers as a group (including such individuals) -- 610,848 shares.

(2)  Less than 1% of the outstanding shares of Common Stock.

(3) Includes 162,000 shares owned by Green Street Partners, L.P. Mr. Moore controls the general partner of Green Street Partners, L.P.

(4) As of April 15, 1996, the date of the information in the above table, Mr. Gross held 339,625 shares of common stock of Facelifters Home Systems, Inc. ("Facelifters"), including 122,500 shares issuable upon exercise of options granted under the 1993 stock compensation plan of Facelifters. As of the effective date of the merger of Facelifters with a wholly owned subsidiary of the Company, estimated to be April 25, 1996, as a result of which Facelifters will become a wholly owned subsidiary of the Company, Mr. Gross will own an equivalent number of shares of Common Stock of the Company into which the shares of Facelifters will have been converted as a result of the merger. As of that date the options to purchase Facelifters common stock will also have been converted into options to purchase an equivalent number of shares of Common Stock of the Company. Assuming the effectiveness of the merger and the exercise of his options, Mr. Gross would hold approximately 1.9% of the outstanding shares of Common Stock of the Company.

(5)  Beneficial ownership of these shares of Common Stock is as shown in a
     Schedule 13G dated as of March 6, 1996. As stated in such Schedule 13G, which was filed with the Securities and Exchange Commission (the "Commission"), Montgomery Asset Management, L.P. has sole voting power with respect to 1,204,700 of such shares and sole dispositive power with respect to 1,396,700 of such shares.

(6)  Beneficial ownership of these shares of Common Stock is as shown in a
     Schedule 13G dated as of February 13, 1996. As stated in such Schedule 13G, which was filed with the Commission jointly by Janus Capital Corporation and Thomas H. Bailey, both Janus Capital Corporation and Mr. Bailey have shared voting power and shared dispositive power with respect to these shares. However, the schedule includes a disclaimer by Janus Capital Corporation that although, as investment manager of certain managed portfolios, it may be deemed to be the beneficial owner of such shares, it disclaims any ownership with respect to the right to receive any dividends from, or the proceeds from the sale of, such shares. The schedule includes an additional disclaimer by Mr. Bailey to the effect that he specifically disclaims beneficial ownership over such shares and further disclaims any ownership with respect to the right to receive any dividends from, or the proceeds from the sale of, such shares.

(7)  Beneficial ownership of these shares of Common Stock is as shown in a
     Schedule 13G dated as of January 3, 1996. As stated in such Schedule 13G, which was filed with the Commission, Pioneering Management Corporation had sole voting power and shared dispositive power with respect to these shares.

(8)  Beneficial ownership of these shares of Common Stock is as shown in a
     Schedule 13G dated as of February 9, 1996. As stated in such Schedule 13G, which was filed with the Commission by Brinson Partners, Inc., on behalf of itself, Brinson Trust Company, Brinson Holdings, Inc., SBC Holding (USA), Inc. and Swiss Banking Corporation, such entities have shared voting power and shared dispositive power with respect to all 1,036,888 shares of Common Stock. Brinson Trust Company, a wholly owned subsidiary of Brinson Partners, Inc., has shared voting power and shared dispositive power with respect to 273,450 shares of Common Stock. Brinson Partners, Inc. is a wholly owned subsidiary of Brinson Holdings, Inc. Brinson Holdings, Inc. is a wholly owned subsidiary of SBC Holding (USA), Inc. SBC Holding (USA), Inc. is a wholly owned subsidiary of Swiss Banking Corporation.

(9)  Beneficial ownership of these shares of Common Stock is as shown in a
     Schedule 13D dated as of February 8, 1996. As stated in such Schedule 13D, which was filed with the Commission, Matthew L. Feshbach has sole voting power and sole dispositive power with respect to 910,946 of these shares. The Schedule 13D also stated that Stockbridge Partners has sole voting power and sole dispositive power with respect to 45,000 of these shares.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Company's by-laws provide that the Board of Directors shall consist of not less than three nor more than twelve persons and that the Board of Directors shall be divided into three classes serving staggered terms, with each class to consist, as nearly as possible, of one-third of the directors. By resolution and pursuant to the Company's by-laws, the Board of Directors has determined that the Board of Directors shall consist of eleven persons, with each class consisting of four directors, except for Class II which consists of three directors. The Class III Directors are to be elected at the Annual Meeting and those nominees for Director will serve a three year term if elected. One additional Class I Director and two additional Class II Directors are also to be elected at the Annual Meeting, whose terms, if elected, will expire in May 1997 and 1998, respectively, concurrently with the terms of the Directors now serving as Class I and Class II Directors. Mr. David L. Moore, an incumbent director who was nominated for election, has recently informed the Company, that, for personal reasons, he would not stand for reelection. Therefore, following the Annual Meeting there will be one Class I Director vacancy.

     Unless authority to vote for a director is withheld in the enclosed proxy, the persons named in such proxy intend to vote FOR the election of the nominees listed in the table below. Each of the nominees has indicated a willingness to serve as a director, but if he should decline or be unable to serve as a director, the persons named in the proxy will vote FOR the election of another person as recommended by the Board of Directors. However, as stated elsewhere in this Proxy Statement, the proxies will not be voted for more than seven nominees.

     The following information is submitted with respect to the nominees for election to the Board of Directors:

                             NOMINEES FOR DIRECTOR

                        CLASS I (TERM EXPIRES MAY 1997)

     Mr. Stephen P. Holmes, age 39, was elected as a director of the Company on November 15, 1995. Since July 1990, he has served as Executive Vice President and Chief Financial Officer of HFS Incorporated ("HFS"), a franchisor of hotels and the parent company of Century 21 Real Estate Corporation. Prior to July 1990, he was employed by The Blackstone Group, serving as Managing Director. He currently serves as a director of HFS and National Gaming Corp. Mr. Holmes serves on the Board of Directors of the Company as an HFS nominee under that certain Stock Purchase Agreement pursuant to which HFS has the right to designate two directors of the Company.

                        CLASS II (TERM EXPIRES MAY 1998)

     Mr. Murray Gross, age 57, was elected a director and Senior Vice President of the Company in connection with the merger of Facelifters Home Systems, Inc. with a wholly owned subsidiary of the Company in April, 1996, as a result of which Facelifters became a wholly owned subsidiary of the Company. Mr. Gross joined Facelifters in May 1987 as Executive Vice President and Director and has been President of Facelifters since January 1990. He has been involved in the home improvement industry for 36 years. In 1963, Mr. Gross founded Busy Beaver Remodelers as a subsidiary of Busy Beaver Home Centers, Inc., a Pittsburgh, Pennsylvania home center chain. He served as Executive Vice President of Busy Beaver Remodelers from 1963 until 1979, and as President from 1979 until 1981. From August 1981 to September 1983, he was employed at Home Craftsman Co., in Dallas, Texas ("HCC"), and from September 1983 to January 1987, he was Executive Vice President, Chief Operating Officer and a Director of HCC.

     Mr. Robert W. Pittman, age 42, was elected as a director of the Company on November 15, 1995. Since September 1995 Mr. Pittman has served as Managing Partner and Chief Executive Officer of Century 21 Real Estate Corporation. From 1990 to September 1995, he served as Chief Executive Officer and President of Time Warner Enterprises, and from December 1991 to September 1995, he was Chairman and Chief Executive Officer of Six Flags Entertainment. Mr. Pittman also previously served as President and Chief Executive Officer of MTV Networks, Inc. and President and Chief Executive Officer of Quantum Media, Inc. He currently serves as a director of 3DO, HFS, America Online, Inc. and Excite, Inc. Mr. Pittman serves on the Board of Directors of the Company as an HFS nominee under that certain Stock Purchase Agreement pursuant to which HFS has the right to designate two directors of the Company.

                       CLASS III (TERM EXPIRES MAY 1999)

     Mr. Arthur P. Frigo, age 54, has served as a director of the Company since August 9, 1991. From 1977 to 1989 he served as President of Super-Cut, Inc., a manufacturer of industrial diamond products. During the period 1978 to 1982 he also served as President of Megadiamond, Inc., a manufacturer of man-made diamonds. Since 1988 he has served as President of M.B. Walton Company, a manufacturer and marketer of consumer products.

     Mr. John D. Snodgrass, age 39, has served as a director of the Company since December 1995 when he was elected as Chairman of the Board of Directors after Mr. Ronald I. Wagner resigned from that position. Mr. Snodgrass serves as President and Chief Operating Officer of HFS. Prior to joining HFS, Mr. Snodgrass held the position of President and Chief Operating Officer of Days Inns of America, Inc., a hotel company. He currently serves as a director of HFS.

     Mr. Sheldon I. Stein, age 42, has served as a director of the Company since April 1, 1992. He is a Senior Managing Director of Bear, Stearns & Co. Inc., an investment banking firm, and is in charge of its Southwest Corporate Finance Department. Prior to joining Bear, Stearns & Co. Inc. in August 1986, Mr. Stein was a partner in the Dallas law firm of Hughes & Luce. He also serves as a director of Cinemark USA, Inc., Fresh America Corporation, The Men's Wearhouse, Inc. and Tandycrafts, Inc.

     Mr. Robert M. Swartz, age 43, joined the Company in July 1995 and was elected President of the Company and a director. In September 1995, he was elected to the position of Chief Executive Officer of the Company. Prior to July 1995, Mr. Swartz was employed by Recognition International Inc., a $220 million supplier of electronic document systems, where he most recently served as Senior Vice President of Recognition and President of the Worldwide Systems Group. He served as Senior Vice President and Chief Financial Officer of Recognition International from 1992 to 1994, and as Vice President, Chief Financial Officer and Treasurer from November 1990 until 1992. Prior to joining Recognition, he held several financial and operations positions with Nashua Corporation of Nashua, New Hampshire, a supplier of office supplies and computer products.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES TO THE BOARD OF DIRECTORS.

                         DIRECTORS CONTINUING IN OFFICE

                        CLASS I (TERM EXPIRES MAY 1997)

     Mr. Dennis S. Bookshester, age 57, has served as a director of the Company since August 9, 1991. From December 1990 through May 1991 he served as President and Chief Executive Officer of Zale Corporation, a specialty retailer of jewelry. For more than five years prior thereto he was employed by Carson Pirie Scott & Company, a retailer of general merchandise, in various capacities, most recently as Chairman and Chief Executive Officer of the retail division. At present, Mr. Bookshester is self-employed as a business consultant. He also serves as a director of Evans, Inc., Playboy Enterprises, Inc., Fruit of the Loom, Inc. and Sundance Homes, Inc.

     Mr. Jack L. McDonald, age 62, has served as a director of the Company since April 1, 1992. From July 1978 to January 1985 he served as President and Chief Operating Officer of Centex Corporation, a company engaged in the home building, cement, oil and gas and general construction industries, where he had been employed since 1966. Since 1985 he has been self-employed as a business consultant. He also serves as a director of Triangle Pacific, Inc., U. S. Homes, Inc., Bally's Grand, Inc. and American Homestar Corporation.

                        CLASS II (TERM EXPIRES MAY 1998)

     Mr. Ronald L. Bliwas, age 53, has served as a director of the Company since June 1987 and also serves as the Vice Chairman of the Board of Directors. Since January 1982 he has served as President, Chief Executive Officer and a director of A. Eicoff & Company, the direct advertising division of Ogilvy & Mather.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held 14 meetings during the fiscal year ended December 31, 1995. In addition, there were significant informal communications between the directors and the Company apart from the meetings of the Board of Directors and its Committees. During 1995, all but four of the incumbent directors attended all of the meetings held by the Board of Directors and all of the meetings held by all committees of the Board of Directors on which each served. None of the other incumbent directors attended less than 85% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all of the Committees on which he served, except for Messrs. Holmes and Pittman who were unable to attend the December meeting of the Board of Directors which had been scheduled prior to their election to the Board of Directors in November 1995.

     The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee. Members of the individual committees are named below.

         AUDIT                COMPENSATION           NOMINATING            EXECUTIVE
       COMMITTEE               COMMITTEE             COMMITTEE             COMMITTEE
- -----------------------    ------------------    ------------------    ------------------
Dennis S. Bookshester*     Ronald L. Bliwas      Ronald L. Bliwas*     Ronald L. Bliwas
Arthur P. Frigo            Arthur P. Frigo       Sheldon I. Stein      Jack L. McDonald
Jack L. McDonald           Sheldon I. Stein*     Robert M. Swartz      John D. Snodgrass
                                                                       Robert M. Swartz*

- ---------------

* Chairman of the Committee

     The Audit Committee held two meetings during the fiscal year ended December 31, 1995. The Audit Committee's duties and responsibilities include (i) the recommendation to the Board of Directors on an annual basis of the independent public accounting firm to examine the annual financial statements of the Company and its subsidiaries, (ii) a review of and approval of the scope of the annual audit, (iii) a review of the results of the annual audit and of comments and recommendations of the auditors based upon their audit, (iv) a review of the system of internal control and control mechanisms with respect to both internal and external auditing functions, and (v) communications from the Audit Committee to the auditors, and from the auditors to the Audit Committee, relating to the responsibility of the Audit Committee and the professional services of the auditors for the Company.

     The Compensation Committee, which serves as the Compensation Committee under the Management Incentive Plan of the Company and advises the Board of Directors of the Company with respect to officers' compensation, held four meetings during the fiscal year ended December 31, 1995. The Compensation Committee also serves as the committee of disinterested directors with respect to the granting of options under the AMRE, Inc. Stock Option Plan.

     The Nominating Committee held two meetings during the fiscal year ended December 31, 1995. The Nominating Committee recommends to the Board of Directors those persons to be selected as management's nominees for election at each annual meeting of stockholders and those persons to be elected to fill any vacancy on the Board of Directors occurring between stockholder meetings. A stockholder may recommend persons as potential nominees for election as directors of the Company or may directly nominate persons for election as directors of the Company by complying with the procedures set forth under the caption "Procedures for Nomination of Directors by Stockholders" herein.

     The Executive Committee was not established until December, 1995, and held no meetings during 1995. The function of the Executive Committee is to exercise the authority of the Board of Directors, subject to the limitations imposed by law, the by-laws of the Company, or the Board of Directors, during the intervals between meetings of the Board of Directors.

COMPENSATION OF DIRECTORS

     Each outside director receives annual compensation of $20,000 plus an additional $2,000 for each Board of Directors meeting attended and for attendance at other meetings, such as committee meetings, involving members of the Board of Directors which are held on a day when no Board of Directors meeting is held. Compensation paid to outside directors for the fiscal year ended December 31, 1995, amounted to an aggregate of $269,944. Directors who are employees of the Company are not specially compensated for attending meetings of the Board of Directors.

INDEMNIFICATION AGREEMENTS

     The Company has entered into Indemnification Agreements with each of the members of the Board of Directors. The Indemnification Agreements are for an unspecified period of time and are intended to indemnify and hold harmless each director to the fullest extent permitted or authorized by applicable law and the by-laws of the Company.

                       EXECUTIVE OFFICERS OF THE COMPANY

     Information regarding the executive officers of the Company is as follows:

                 NAME               AGE                          POSITION
    ------------------------------  ---    -----------------------------------------------------
    John D. Snodgrass.............  39     Chairman of the Board of Directors(1)
    Robert M. Swartz..............  43     President and Chief Executive Officer(1)
    Dennis R. Constantine.........  54     Senior Vice President -- Operations(2)
    Keith L. Abrams...............  40     Vice President -- Manufacturing and Installation(3)
    Patrick J. Aulson.............  44     Vice President -- Human Resources(4)
    Thomas J. Bureson.............  45     Vice President -- Window Products(5)
    C. Curtis Everett.............  65     Vice President -- Law(6)
    Daniel A. Grandon.............  36     Vice President -- Siding Products and Field
                                             Marketing(7)
    John H. Karnes, Jr. ..........  34     Vice President, General Counsel and Corporate
                                             Secretary(8)
    Larry H. Lattig...............  48     Vice President -- Investor Relations and Treasurer(9)
    John S. Vanecko...............  51     Vice President and Chief Financial Officer(10)
    J. David Young................  57     Vice President -- Licensing and Development(11)

- ---------------

 (1) Member of the Board. See "Election of Directors" above for additional information.

 (2) Mr. Constantine joined the Company as Vice President -- Operations in October 1995 and became Senior Vice President -- Operations in February 1996. From August 1990 to October 1995 he served as Division President of Recognition International, Inc., a $220 million supplier of electronic document systems.

 (3) Mr. Abrams joined the Company in October 1988 upon the acquisition by AMRE of Cabinet Magic, Inc. and Jay Laminators, Inc., companies at which Mr. Abrams served as Vice President. At such time, he was named Vice
     President -- Production, for the Cabinet Division. In January 1991, Mr. Abrams was promoted to the position of Executive Vice President -- Interior Division; in November 1992 he was named Regional Vice President -- Central Region and in January 1995 he was elected Vice President -- Business Development. He currently serves as Vice President -- Manufacturing and Installation.

 (4) Mr. Aulson joined the Company in August 1995 as Vice President -- Human Resources. From April 1987 to May 1995, he served as Vice President of Human Resources for Republic Insurance Co. Prior to such time, he was employed by Texas Instruments, an electronics company, in various human resource positions.

 (5) Mr. Bureson joined the Company in October 1995 as Vice President -- Sales, for the Windows Division and in February 1996 became Vice
     President -- Window Products. Prior to such time, he was employed from June 1988 to October 1995 by Nashua Corporation of Nashua, New Hampshire, a supplier of office supplies and computer products, in the areas of marketing, sales and strategic planning.

 (6) Mr. Everett joined the Company in June 1991 as Vice President -- Law, Secretary and General Counsel. For more than thirty-four years prior to joining AMRE, he practiced law with the Chicago law firm of Bell, Boyd & Lloyd, specializing in corporate and securities matters.

 (7) Mr. Grandon joined the Company in March 1993 as Regional Vice
     President -- Northeast Region and was elected Regional Vice
     President -- East Region in November 1993. Effective January 1, 1995, he was elected Vice President -- Sales and Installation and in February 1996 became Vice President -- Siding Products and Field Marketing. For four years prior to joining AMRE, he was employed by

     EcoLab, Inc., an institutional chemical company, and served as Division Vice President of its wholly owned subsidiary, ChemLawn Services Corporation, a residential landscape service company.

 (8) Mr. Karnes joined the Company as Vice President, General Counsel and Corporate Secretary in April 1996. From June 1994 to December 1995 he served as Vice President and General Counsel of Pratt Hotel Corporation, a holding company engaged in hotel management, gaming and software development and Vice President and General Counsel of Hollywood Casino Corporation, an affiliate of Pratt Hotel Corporation. He served as Deputy General Counsel of Apache Corporation, an oil and gas exploration and production company, from June 1991 to June 1994. Prior to joining Apache, Mr. Karnes practiced law with the national law firm of Kirkland & Ellis, specializing in corporate and securities matters.

 (9) Mr. Lattig joined the Company as Vice President -- Investor Relations and Treasurer in October 1995. Prior to such time, he served as Vice President and Treasurer of Recognition International, Inc., a $220 million supplier of electronic document systems, from February 1989 to October 1995.

(10) Mr. Vanecko joined the Company in July 1991 as Chief Financial Officer and was also named a Vice President in May 1992. For more than five years prior to joining the Company, he was employed by Microdot, Inc., a manufacturer of connecting devices, where he served as Vice President -- Finance and, subsequent to January 1989, as Senior Vice President and Chief Financial Officer.

(11) Mr. Young joined the Company in March 1996 as Vice President -- Licensing and Development. Prior to such time, he was employed at HFS, where he served as Managing Director of International Franchise Sales and Development from 1995 to 1996; Senior Vice President of Franchise Sales -- Domestic from 1992 to 1995 and Regional Vice President of Franchise
     Sales -- Domestic from 1990 to 1992. He served as Regional Vice President of Franchise Sales and Development for Days Inns Franchising, Inc. from 1989 to 1990.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors is responsible for setting and administering the policies which govern the terms of the Company's Executive Compensation Programs and advises the Board of Directors of the Company with respect to officers' compensation to include base salaries, bonuses and long term incentives.

     The Compensation Committee believes that executive compensation should be structured to attract and retain qualified executives in a competitive environment. However, a significant portion of potential compensation should be structured to motivate the achievement of desired financial and operating results and should be directly related to achieving those results.

     During the latter part of 1995 and 1996 the Company is transitioning from the use of the Sears, Roebuck and Co. brand name to the use of the CENTURY 21 Home Improvements brand name. The corporate goals established for 1996 will be based on achievement of operating results rather than profitability. This is a departure from the current Management Incentive Plan and is contemplated as necessary due to the transition period during which stockholder value has significantly increased yet profitability was not planned for. It is expected that in 1997 the criteria for the Management Incentive Plan will return to one which is based on attainment of corporate profitability.

     The Compensation Committee has recently retained an independent consultant (KPMG Peat Marwick) to review the salary, bonus and long term incentives of the Chief Executive Officer and the other executive officers of the Company. The consultant will make recommendations to the Committee as to the competitiveness of the executive compensation programs of the Company and assist in designing a pay for performance executive compensation program. Based upon this study the Committee may make adjustments to individual compensation levels or bonus targets and will establish the overall goals to be attained during this transition year.

MANAGEMENT INCENTIVE PLAN

     Under the current Management Incentive Plan the target bonuses range from 40% to 50% of the base salary of the executive officers of the Company (other than the Chief Executive Officer of the Company). Individual awards are a predetermined percentage of the participant's base salary based on the achievement of corporate goals and on individual performance objectives established or approved by the Chief Executive Officer of the Company. One hundred percent of the predetermined base salary percentage will be awarded upon achieving 100% of the goals in both categories (75% for achieving the corporate goals and 25% based on achieving individual performance objectives), with the awards being scaled upward to a maximum of twice the award if the corporate goals are exceeded by 50%. If at least 75%, but less than 100%, of the corporate goals are achieved, then 50% of the predetermined base salary percentage will be awarded. Payment of any award in excess of 100% of the predetermined base salary percentage will be paid in equal installments for each of the following two years unless the executive resigns or is terminated for cause. No bonuses were paid to any executive officer of the Company under the Management Incentive Plan for the fiscal years ended December 31, 1993, 1994 and 1995, as corporate profitability goals were not achieved. It is anticipated that the Management Incentive Plan will be revised for 1997 to a pay-for-performance plan tied to the achievement of Company business unit and individual objectives.

CHIEF EXECUTIVE OFFICER

     The base salary of the President and Chief Executive Officer of the Company was established by the terms of an Employment Agreement dated June 1, 1995. Pursuant to the terms of his Employment Agreement, potentially up to 50% of his total annual cash compensation may be paid in the form of a bonus based upon the Company achieving certain goals.

OFFICER COMPENSATION

     The base salaries of the other executive officers of the Company were recommended by the Chief Executive Officer of the Company and approved by the Compensation Committee. Such salaries were based upon competitive conditions and upon an analysis of salary ranges for similar jobs conducted by a nationally recognized consulting firm. The peer group used for comparison of salary ranges is not the same peer group used in preparing the stock performance graph set forth below under the subcaption "Five-Year Cumulative Total Return." The peer group used for salary range comparisons is a larger peer group consisting of companies from various industries, but of approximately the same size as the Company. The Company feels that this peer group is more indicative of the market in which it competes for executive talent.

COMPLIANCE WITH INTERNAL REVENUE CODE

     Changes made to the Internal Revenue Code in 1993 could potentially limit the ability of the Company to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to individuals named in the summary compensation table. The Company believes that all compensation paid in 1995 will be fully deductible. The Company will seek ways to maximize the deductibility of compensation payments without compromising the Company's or the Compensation Committees' flexibility in designing effective compensation plans that can meet the Company's objectives and respond quickly to marketplace needs. Although the Committee will from time to time review the advisability of making changes in compensation plans to reflect government mandated policies, it will not do so unless it feels that such changes are in the best interest of the Company and its stockholders.

     The Company has no defined benefit pension plan nor any other post-retirement benefit plan.

     Sheldon I. Stein (Chairman)
     Ronald L. Bliwas
     Arthur P. Frigo

SUMMARY COMPENSATION TABLE

     The following table sets forth the total cash and non-cash compensation for the stated periods for each Chief Executive Officer of the Company who served in such capacity during the fiscal year ended December 31, 1995, the four most highly compensated executive officers who were serving as executive officers at December 31, 1995 and one individual who would have been included among the four most highly compensated executive officers but for the fact that he was not serving as an executive officer at December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                        COMPENSATION
                                                                                        ------------
                                                                                           AWARDS
                                                                                        ------------
                                                       ANNUAL COMPENSATION               SECURITIES
                                             ---------------------------------------     UNDERLYING
                                                                      OTHER ANNUAL        OPTIONS          ALL OTHER
            NAME AND                                                  COMPENSATION      (IN SHARES)      COMPENSATION
       PRINCIPAL POSITION         YEAR(1)     SALARY     BONUS(2)          (3)              (4)               (5)
- --------------------------------  -------    --------    --------    ---------------    ------------    ---------------
Robert M. Swartz                    1995     $152,945   $100,000         $    --           500,000         $     -0-
  - President
  - Chief Executive Officer
V. James Sardo                      1995      121,692        -0-              --               -0-           524,152(6)
  - President                       1994      231,231     75,000          53,370(7)        375,000             5,371
  - Chief Executive Officer
Ronald I. Wagner                    1995      456,350        -0-              --               -0-            11,023(8)
  - Chairman                        1994      426,942        -0-              --           550,000            10,038
                                    1993      439,499        -0-          73,843(9)            -0-             7,828
Keith L. Abrams                     1995      235,796        -0-              --            10,000             7,366
  - Vice President-Business         1994      234,300        -0-              --            10,000             7,034
    Development                     1993      217,268        -0-              --               -0-             6,860
Robert E. Horton, Jr.               1995      187,783        -0-              --            16,000            14,038(10)
  - Vice President-Marketing        1994      179,080     15,000              --            34,000             1,764
                                    1993       55,774        -0-          19,637(7)         15,000(11)         1,107
C. Curtis Everett                   1995      185,942        -0-              --            12,500             9,526
  - Vice President-Law              1994      177,373        -0-              --            37,500             8,632
  - Secretary                       1993      147,536        -0-              --               -0-             8,142
  - General Counsel
Daniel A. Grandon                   1995      183,419        -0-              --            25,000             2,906
  - Vice President-Sales            1994      162,570        -0-              --            25,000             2,296
    and Installation                1993      109,544     39,500              --            15,000(11)         1,077

- ---------------

 (1) The employment of Messrs. Swartz, Sardo, Horton and Grandon commenced in July 1995, April 1994, August 1993 and March 1993, respectively. Mr. Wagner continued as Chairman of the Board following the election in April 1994 of Mr. Sardo as President and Chief Executive Officer. Mr. Sardo left the Company in April 1995. Mr. Wagner left the Company on December 1, 1995. Mr. Horton left the Company on December 31, 1995.

 (2) No bonuses were paid pursuant to the Company's Management Incentive Plan for the fiscal years ended December 31, 1993, 1994 and 1995. Mr. Sardo was paid a bonus for 1994 in accordance with his employment agreement as an incentive for him to accept his position with the Company. Mr. Horton was paid a bonus in 1994 in accordance with his offer of employment as an incentive for him to accept his position with the Company. Mr. Swartz was paid a bonus for 1995 in accordance with his employment agreement as an incentive for him to accept his position with the Company. Mr. Grandon was paid a bonus for 1993 in accordance with his offer of employment as an incentive for him to accept his position with the company.

 (3) The table includes such other annual compensation which exceeded, in the aggregate, the lesser of either $50,000 or 10% of salary.

 (4) The option awards for 1994 included options granted in exchange for surrendered options as follows: Wagner -- 550,000; Sardo -- 375,000; Horton -- 15,000; Everett -- 30,000 and Grandon -- 15,000.

 (5) The amounts shown include life and disability insurance premiums paid by the Company on behalf of the respective executive officers and the Company's contributions to the Savings Investment Plan for the benefit of the respective executive officers, as shown below.

                                             LIFE/DISABILITY           SAVINGS INVESTMENT PLAN
                                                INSURANCE                   (401(K) PLAN)
                                       ---------------------------    --------------------------
                                        1993      1994      1995       1993      1994      1995
                                       ------    ------    -------    ------    ------    ------
       Robert M. Swartz..............  $   --    $   --    $   -0-    $   --    $   --       -0-
       Ronald I. Wagner..............   7,202     7,694      8,696     2,323     2,344     2,327
       V. James Sardo................      --     5,371     10,178        --       -0-       -0-
       Keith L. Abrams...............   4,555     4,736      5,068     2,305     2,298     2,298
       Robert E. Horton, Jr..........   1,007     1,114      1,241       -0-       650     2,310
       C. Curtis Everett.............   5,929     6,338      7,216     2,213     2,294     2,310
       Daniel A. Grandon.............   1,077     1,082      1,095        --     1,214     1,811

 (6) Includes severance payments in the aggregate amount of $513,975.

 (7) Includes relocation expenses in the amounts of $26,617 and $18,598 for Messrs. Sardo and Horton, respectively. The amount shown for Mr. Sardo also includes a country club membership fee in the amount of $26,753.

 (8) See also "Certain Relationships and Related Transactions" below for information with respect to the financial arrangements made with Mr. Wagner in connection with his resignation as Chairman of the Board.

 (9) Includes $70,000 paid in 1993 for personal financial planning and the preparation and filing of personal income tax returns in accordance with Mr. Wagner's employment agreement.

(10) Includes payments of $10,487 for accrued vacation.

(11) Represents options granted to Messrs. Horton and Grandon in 1993, and subsequently cancelled and re-granted in 1994.

STOCK OPTIONS

     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table above concerning the exercise of options during 1995 and the unexercised options held on December 31, 1995:

                         AGGREGATED UNEXERCISED OPTIONS
                       AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                          OPTIONS AT                      OPTIONS AT
                                        SHARES                        DECEMBER 31, 1995              DECEMBER 31, 1995(1)
                                      ACQUIRED ON     VALUE      ----------------------------    ----------------------------
                                       EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                      -----------    --------    -----------    -------------    -----------    -------------
Robert M. Swartz....................         --            --          -0-         500,000              -0-      $ 5,250,000
Ronald I. Wagner....................         --            --      550,000             -0-        6,118,750              -0-
V. James Sardo......................         --            --          -0-             -0-              -0-              -0-
Keith L. Abrams.....................         --            --       69,487          16,667          682,080          175,420
Robert E. Horton, Jr................     11,333      $113,330          -0-             -0-              -0-              -0-
C. Curtis Everett...................         --            --       12,500          37,500          139,063          404,688
Daniel A. Grandon...................         --            --        8,333          41,667           92,704          438,545

- ---------------

(1) The closing price for the Company's Common Stock as reported by the New York Stock Exchange on December 29, 1995, (the last trading day in 1995) was $14.625. Value is calculated on the basis of the difference between the option exercise price of "in-the-money" options and $14.625 multiplied by the number of shares of Common Stock subject to the options.

     The following table sets forth information with respect to options granted during 1995 to the executive officers named in the Summary Compensation Table above. The table also shows the value of the options at the end of the ten year option term if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at those rates. The table also indicates that if the stock price does not appreciate there will be no increase in the potential realizable value of the options.

                            OPTIONS GRANTED IN 1995

                                                         INDIVIDUAL GRANTS
                                         -------------------------------------------------      POTENTIAL REALIZABLE VALUE
                                                      PERCENT OF                                     AT ASSUMED ANNUAL
                                         NUMBER OF      TOTAL                                      RATES OF STOCK PRICE
                                         UNDERLYING    OPTIONS                                         APPRECIATION
                                         SECURITIES   GRANTED TO                                    FOR OPTION TERM(2)
                                          OPTIONS     EMPLOYEES     EXERCISE    EXPIRATION    -------------------------------
                 NAME                    GRANTED(1)    IN 1995       PRICE         DATE       0%         5%           10%
- ---------------------------------------  ---------    ----------    --------    ----------    ---    ----------    ----------
Robert M. Swartz.......................   500,000        73.89        4.125       06/1/05     -0-    $1,297,000    $3,287,000
V. James Sardo.........................       -0-           --           --            --      --            --            --
Ronald I. Wagner.......................       -0-           --           --            --      --            --            --
Keith L. Abrams........................    10,000         1.48         4.50      10/11/05     -0-        28,000        72,000
Robert E. Horton, Jr...................    16,000         2.36         4.50      10/11/05     -0-        45,000       115,000
C. Curtis Everett......................    12,500         1.85         4.50      10/11/05     -0-        35,000        90,000
Daniel A. Grandon......................    25,000         3.69         4.50      10/11/05     -0-        71,000       179,000

- ---------------

(1) All options granted to the named officers, other than Mr. Swartz, were granted on October 11, 1995, under the direction of the Stock Option Plan Committee of the Board of Directors. The options granted to Mr. Swartz were granted pursuant to the terms of his employment agreement and become exercisable in cumulative annual increments of one-fourth commencing on June 1, 1996. The options granted to Messrs. Abrams, Everett and Grandon become exercisable in cumulative annual increments of one-third commencing on October 11, 1996. The option granted to Mr. Horton terminated unexercised following his resignation in December 1995. All options were granted with an exercise price equal to 100% of the market price for Common Stock on the date of grant of such stock options and are exercisable for a period of ten years from the date of grant.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the values actually realized will equal the amounts reflected in this table.

     If the price of the Common Stock appreciates, the value of the Common Stock held by stockholders of the Company will also increase. For example, the market value of the 14,127,791 outstanding shares of Common Stock of the Company on April 15, 1996, was approximately $254,300,000 based upon the market price on that date. If the price per share of Common Stock of the Company increases by 5% per year, the market value on April 15, 2006 of the same number of shares would be approximately $414,228,000. If the price per share of Common Stock of the Company increases by 10% per year, the market value on April 15, 2006 of the same number of shares would be approximately $659,589,000.

FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph indicates the Company's total return to its stockholders for the past five years as compared to total return for the Standard & Poor's 500 Composite Index and the Value Line Building Materials Industry Listing (Peer Group), assuming a common starting point of $100 with dividends reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
      AMRE, INC., STANDARD & POORS 500 AND VALUE LINE BUILDING MATERIALS
                              INDEX (PEER GROUP)
                     (PERFORMANCE RESULTS THROUGH 12/31/95)


                                   [GRAPH]


                                                                  VALUE LINE
      MEASUREMENT PERIOD                          STANDARD &       BUILDING
    (FISCAL YEAR COVERED)         AMRE, INC.       POORS 500       MATERIALS
1990                                    100.00          100.00          100.00
1991                                    215.11          130.55          131.25
1992                                    132.05          140.72          168.41
1993                                     65.34          154.91          234.40
1994                                     94.85          157.39          177.40
1995                                    295.94          216.42          243.71

     Assumes $100 invested at the close of trading on December 31, 1990 in AMRE, Inc. (AMM) common stock, Standard & Poors 500, and Value Line's Building Materials Index (Peer Group)

     * Cumulative total return assumes reinvestment of dividends.

                                                        Source: Value Line, Inc.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

EXECUTIVE SEVERANCE PLAN

     Certain members of senior management of the Company, including Messrs. Abrams, Everett and Grandon, are participants in an Executive Severance Plan. This plan provides for the payment of an amount equal to one year's compensation to a participant if the employment of the participant is terminated by the Company without "cause" or by the participant due to an "adverse change in conditions," as defined in the Plan. In addition, any participant will receive an amount equal to two years compensation if the employment of the participant is terminated by the Company without "cause" or by the participant for "good reason" following a "change in control," as defined in the Plan.

EMPLOYMENT AGREEMENTS

     The Company had an employment agreement with Ronald I. Wagner for a term ending May 31, 1997 (the "Wagner Employment Agreement"). The Wagner Employment Agreement provided for a base salary at the rate of $500,000 per annum, and contemplated annual increases. In addition, Mr. Wagner was eligible for an annual cash bonus in an amount determined by the Board. The Wagner Employment Agreement also provided for the payment to Mr. Wagner of an amount equal to three times his highest aggregate annual salary and cash bonus established during the term of the Wagner Employment Agreement in the event of a termination by him of his employment for "good reason," which includes a "change in control" of AMRE, as defined in the Wagner Employment Agreement. The Company and Ronald I. Wagner entered into the Wagner Separation Agreement on December 1, 1995, the date that Mr. Wagner announced that he was retiring as Chairman of the Board. See "Certain Relationships and Related Transactions" below for information with respect to the financial arrangements made with Mr. Wagner in connection with his resignation as Chairman of the Board.

     The Company has an employment agreement with Robert M. Swartz for a term of two years from any given date (the "Swartz Employment Agreement"). The Swartz Employment Agreement provides for salary at the rate of $300,000 per annum. In addition, Mr. Swartz is eligible for an annual cash bonus opportunity of at least 100% of his annual salary. The Swartz Employment Agreement also provides for a minimum bonus of $100,000 to be paid for the fiscal year ended December 31, 1995. Upon termination by Mr. Swartz of his employment for "good reason" following a "change in control" of the Company, as defined in the Swartz Employment Agreement, such agreement provides for the payment to him of all accrued vacation pay and an amount equal to 299% of his base salary in effect on the date prior to the change of control plus an amount equal to 299% of any additional payments to which he would have been entitled had he been terminated for other than "good cause" as defined in the Swartz Employment Agreement. Such additional payments include a pro rata share (based upon the portion of the year for which he was employed) of any bonus to which he would have been entitled had he been employed as of the end of the then current fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Sheldon I. Stein, a member of the Compensation Committee, is a Senior Managing Director of Bear, Stearns & Co. Inc. ("Bear Stearns"), an investment banking firm, and is in charge of its Southwest Corporate Finance Department. During the fiscal year ended December 31, 1995, the Company paid fees to Bear Stearns in the amount of $178,018.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Commencing in October 1988, with its acquisition of Cabinet Magic, Inc., the Company began leasing certain of its facilities in Chicago, Illinois from Ronald I. Wagner. This lease was for a term of 10 years expiring in 1998 and provided for annual payments of approximately $165,000. Upon Mr. Wagner's resignation as Chairman of the Board, Mr. Wagner and the Company agreed to terminate the original lease and enter into a new lease commencing January 1, 1996 for a term of ten years at an annual rent beginning at $180,000 for the first two years.

     The Company made loans against the receipt of collateralized promissory notes to certain executive officers in fiscal 1990 and 1991, which loans were due on April 30, 1997. As of January 1, 1993, new notes were issued in modification of and substitution for the initially issued notes to increase the principal amount by the amount of interest due for the year ended December 31, 1992. As of January 1, 1994, new notes were issued in modification of and substitution for the January 1, 1993 notes to increase the principal amount by the amount of interest due for the year ended December 31, 1993. As of April 30, 1994, new notes were issued in modification of and substitution for the January 1, 1994 notes to increase the principal amount by the amount of interest due for the four months ended April 30, 1994, and to decrease the interest rate from 7% to 5.88% compounded annually. At January 1, 1995, principal and accrued interest on the loans to Messrs. Wagner and Abrams amounted to $3,895,922.30 and $486,990.31, respectively. Upon Mr. Wagner's resignation as Chairman of the Board on December 1, 1995, the Company and Mr. Wagner entered into the Wagner Separation Agreement in which the Company agreed, among other things, to offset amounts owed to Mr. Wagner under the Wagner Employment Agreement by releasing Mr. Wagner's payment obligation under the outstanding promissory note payable, plus interest, in the amount of $4,101,824. Mr. Abrams paid all principal and accrued interest on his promissory note on February 2, 1996.

     Ronald L. Bliwas, a director of the Company and Vice Chairman of the Board, is the President, Chief Executive Officer and a director of A. Eicoff & Company, a direct advertising agency. The Company has retained A. Eicoff & Company for direct response television advertising since 1985. In this capacity, A. Eicoff & Company has the responsibility for producing television commercials and purchasing television air time for the Company. Payments made by the Company to
A. Eicoff & Company during the fiscal year ended December 31, 1995, including reimbursement of payments for purchased television time and development of television commercials for the Company by A. Eicoff & Company, were approximately $5,933,000. The Company believes that the payments made are reasonable when compared to those that would have been made to unrelated third parties for the same services.

     During the fiscal year ended December 31, 1995, the Company paid fees in the amount of $178,018 to Bear, Stearns, an investment banking firm in which Sheldon I. Stein, a director of AMRE, is a Senior Managing Director and is in charge of its Southwest Corporate Finance Department.

     David L. Moore was elected as a director of the Company on November 15, 1995. As consideration for services provided by Mr. Moore in connection with the negotiation of the Century 21 License Agreement and related transactions, the Company (i) issued options to purchase 200,000 shares of Common Stock at $5.00 per share and options to purchase 200,000 shares of Common Stock at $5.50 per share to Mr. Moore on October 17, 1995; (ii) issued 200,000 shares of Common Stock to Mr. Moore on October 17, 1995; (iii) granted a sublicense to a corporation controlled by Mr. Moore to operate under the trademarks granted under the Century 21 License Agreement and (iv) sold to designees of Mr. Moore, Gregory Kiernan and Green Street Partners, L.P., 38,000 shares and 162,000 shares, respectively, at a price of $5.00 per share on February 16, 1996 and December 29, 1995, respectively.

     On October 17, 1995, TM Acquisition Corp. and Century 21 Real Estate Corporation, subsidiaries of HFS, and American Remodeling, Inc., a wholly-owned subsidiary of the Company, entered into the Century 21 License Agreement pursuant to which the Company was granted an exclusive twenty year license to operate under the name "CENTURY 21 Home Improvements" for the marketing, sale and installation of certain home improvement products. American Remodeling, Inc. will make royalty payments to Century 21 Real Estate Corporation in initial amounts equal to the greater of $11,000,000 per year or three percent (3%) of revenues, with the minimum royalty payment increasing over the 20 year term of the license agreement. American Remodeling, Inc. also has the right to grant sublicenses under the license agreement. Messrs. John D. Snodgrass, Robert W. Pittman and Stephen P. Holmes are directors of the Company and officers or directors or both of HFS. Additionally, HFS owns all of the Company's outstanding Preferred Stock.

                                  PROPOSAL TWO

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Arthur Andersen LLP has been appointed by the Board of Directors to serve as the Company's independent auditors for the fiscal year ending December 31, 1996. Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

     Submission of the appointment of the independent auditors to the stockholders for ratification is not required by law or the Company's Certificate of Incorporation or by-laws and ratification will not limit the authority of the Board of Directors to appoint another accounting firm to serve as the Company's independent auditors.

     Unless authority to vote for the ratification of Arthur Andersen LLP is withheld in the enclosed proxy, the persons named in such proxy intend to vote FOR ratification.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company no later than December 27, 1996.

             PROCEDURES FOR NOMINATION OF DIRECTORS BY STOCKHOLDERS

     Any stockholder of the Company entitled to vote for the election of directors at a meeting of stockholders may nominate a person for election as a director at such meeting by written notice to the Secretary of the Company delivered to, or mailed and received at, the principal executive offices of the Company not less than thirty days nor more than sixty days prior to the stockholders meeting at which directors are to be elected. Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or as otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (including such person's written consent to being named as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the books of the Company, of such stockholder and (ii) the number of shares of Common Stock of the Company which are beneficially owned by such stockholder.

                             FINANCIAL INFORMATION

     Copies of the Company's Annual Report to Stockholders and of the Form 10-K, which contains financial statements of the Company for the fiscal year ended December 31, 1995, are enclosed with this Proxy Statement.

     Upon written request from any stockholder of record at April 19, 1996, (or any beneficial owner representing that he or she is or was entitled to vote at the 1996 Annual Meeting), the Company will furnish to such stockholder, without charge, an additional copy of the Form 10-K as filed with the Securities and Exchange Commission, including financial statements. The Company may impose a reasonable fee for its expenses in connection with providing exhibits referred to in the Form 10-K, if the full text of such exhibits is specifically requested. Requests should be directed to: John H. Karnes, Jr., Secretary, AMRE, Inc., 8585 North Stemmons Freeway, South Tower, 8th Floor, Dallas, Texas 75247.

                                 OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly brought before the meeting by the Board of Directors or any stockholder, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgement on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting.

     Even if you expect to be personally present at the Annual Meeting, it is hoped that you will indicate your vote on the various proposals, date and sign the enclosed proxy, and return it promptly to the Company in the envelope provided herewith so as to assure that your shares are voted in the event you are unavoidably absent.

                                            By Order of the Board of Directors

                                            /s/ JOHN H. KARNES, JR.

                                            JOHN H. KARNES, JR.
                                            Secretary

Dallas, Texas
April 26, 1996

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            FOR ANNUAL MEETING OF

                                  AMRE, INC.

     The undersigned hereby revoking all proxies previously granted, appoints Robert M. Swartz and John H. Karnes, Jr., and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Stockholders of AMRE, Inc. on May 29, 1996, and any adjournments thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated on the reverse side hereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

         PLEASE BE CERTAIN THAT YOU HAVE DATED AND SIGNED THIS PROXY.
                 RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                                  (Continued and to be signed on the other side)

                                            AMRE, INC.
                                            P.O. BOX 11113
                                            NEW YORK, N.Y. 10203-0113

    [         ]

1.  ELECTION OF DIRECTORS:

    FOR the seven    [X]     WITHHOLD AUTHORITY   [X]     *EXCEPTION as     [X]
    nominees listed          to vote for the              indicated to the
    below                    seven nominees               contrary below
                             listed below.

Nominees: Stephen P. Holmes (Class I); Murray Gross and Robert W. Pittman (Class II); and Arthur P. Frigo, John D. Snodgrass, Sheldon I. Stein and Robert
M. Swartz (Class III).
INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the Exception box, and write the nominee's name in the space provided below.

*Exceptions
           ---------------------------------------------------------------------

2. Authority to vote for the ratification of the selection of Arthur Andersen LLP as independent auditors of AMRE, Inc. for the fiscal year ending December 31, 1996.

    FOR   [X]                    AGAINST  [X]                  ABSTAIN  [X]

3. Authority to vote upon such other business as may properly come before the Annual Meeting.

    FOR   [X]                    AGAINST  [X]                  ABSTAIN  [X]

                                                 Address Change
                                                 and/or Comments Mark Here   [X]

                                             NOTE:  Signature should correspond
                                             with the printed name appearing
                                             hereon. When signing in a fiduciary
                                             or representative capacity, give
                                             full title as such, or when more
                                             than one owner, each should sign.

                                             Dated                        , 1996
                                                   -----------------------
                                                     (Month)        (Day)

                                             -----------------------------------

                                             -----------------------------------

                                             VOTES MUST BE INDICATED
                                             (X) IN BLACK OR BLUE INK.    [X]


    SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.